Exhibit 10.1

Letter of Intent for the Acquisition of Securities of
TOO “Staut Restaurants Holding”

This letter of intent (the "LOI") sets forth the intentions of Resource Acquisition Group, Inc. (“Resource Acquisition”) with respect to the proposed acquisition of 100% of the issued and outstanding voting stock (the “Stout Shares”) of TOO “Staut Restaurants Holding” (“Staut”) from the sole holder of the Staut Shares, Ms. Aygerim S. Nartaeva (the “Staut Acquisition”). The Staut Acquisition is referenced herein as the “Transaction.” The Transaction shall be subject to the terms and conditions of definitive share exchange agreement, and such other agreements and instruments as may be necessary to consummate the Transaction (collectively, the "Definitive Agreements”). The closing of the Transaction (the “Closing”) shall be characterized by, and subject to the following:

Staut Acquisition Consideration
Resource Acquisition shall issue to Ms. Nartaeva shares of its common stock, par value $.001 per share, in exchange for the Staut Shares. The exact number of shares issuable in the share exchange will be determined upon a successful completion of a due diligence review of Staut by Resource Acquisition.

Expected Closing		The Transaction is expected to close prior to August 31, 2011.
Terms and Conditions: The Closing of the Transaction shall be subject to the following:	(a)
Resource Acquisition shall have conducted a due diligence investigation of Staut, the results of which, if not satisfactory to Resource Acquisition, shall give Resource Acquisition the right to terminate this LOI at any time.  Such due diligence may include, but not be limited to, a thorough review of financial, legal, contractual, environmental, tax, insurance, labor, patent and trademark, pension and benefit, and any other matters that Resource Acquisition and its auditors, tax and legal counsel and other advisors may deem relevant.

(b)
Staut shall have delivered to Resource Acquisition its financial statements for 2009 and 2010 and for the six months ended June 30, 2011 prepared under the U.S. GAAP. The 2009 and 2010 financial statements shall have been audited by a PCAOB member auditor. The interim six month financial statements shall have been reviewed by such auditor.

(c)
Resource Acquisition, Staut and Ms. Nartaeva shall have executed Definitive Agreements embodying customary terms, conditions, representations and warranties and indemnifications prior to August 31, 2011. The Definitive Agreements shall include customary representations and warranties and indemnifications from Staut and Ms. Nartaeva regarding the completeness and accuracy of such representations. Any representations shall survive the Closing for 12 months. The indemnification obligations shall be limited to the total amount of consideration payable to the Seller under the Definitive Agreements and shall expire on the first anniversary of the Closing.

	(d)	Staut and Ms. Nartaeva shall have obtained any and all consents, government and/or regulatory approvals, all assignments, and all third party approvals as required, to consummate the Transaction.
(e)
Ms. Nartaeva shall have continued to manage the business of Staut in the ordinary course from the date of this LOI until the earlier of the expiration of this LOI or the Closing, and there shall have been no material adverse change in the assets, properties, business, financial condition or capital stock of Staut.

Confidentiality
Upon the execution of this LOI, and provided that the parties have been moving forward in good faith toward completing due diligence investigations and documentation of the Transaction, no party shall  furnish, or authorize any agent or representative to furnish to any third party, any information concerning this LOI, the Transaction, or any non-public information regarding any other party, except that the parties can furnish such information to their employees, agents and representatives who are assisting them in evaluating the Transaction. Each party shall be liable for a breach of this agreement as to confidentiality by its officers, directors, employees, agents or representatives.

Publicity
The parties (including the officers, directors, employees, agents and representatives of each such party) agree that they will not make any public disclosure of or regarding this LOI, the Transaction, the Definitive Agreements or the matters contemplated herein or thereby prior to the Closing without the prior written consent of the other parties hereto, except as may be required under applicable law and except for a current report on Form 8-K to be filed with the U.S. Securities and Exchange Commission and a respective press release announcing execution of this LOI by the parties. Each party shall be liable for a breach of this agreement as to publicity by its officers, directors, employees, agents or representatives.

Fees and Expenses
Each party shall bear their own expenses in connection with any legal, accounting, advisory, out-of-pocket, finders or other fees/expenses incurred with respect to the Transaction.  No break-up or similar fee or penalty shall be imposed on any party in the event it terminates this LOI.

Governing Law		This LOI and the Definitive Agreements shall be governed by and construed in accordance with the laws of the State of New York.
Authority, Assignment and Non-Binding Nature of LOI	(a)
Each party represents and warrants that they each have the legal right, power and authority to enter into this LOI.  No party has been represented by or incurred any obligation to any broker or finder with respect to the Transaction.

	(b)	No party may assign or transfer this LOI without the prior written consent of the other parties.
	(c)	This LOI expires upon execution of the Definitive Agreements or on August 31, 2011 whichever is sooner.
(d)
This LOI constitutes the full and complete agreement among the parties with respect to the subject matter contained in this LOI and there are no further or other agreements or understandings, written or oral, in effect among the parties relating to such subject matter, except as expressly referred to herein.

(e)
This LOI is intended as a current expression of the intent of the parties and shall be binding upon the parties. So long as the parties are moving forward in good faith toward completing the Transaction, no party or its advisors, representatives or agents will solicit any offer from, entertain any solicited or non-solicited offer from or enter into any discussions with any third party concerning any transaction similar to the Transaction (the “No Shop Prohibition”). The No Shop Prohibition will become effective upon the execution of this LOI and will not expire until August 31, 2011. The parties will be bound by all other terms and provisions contained herein including, without limitation, the obligations set forth under Confidentiality, Publicity, Fees and Expenses, Governing Law, Authority and Assignment herein, which provisions shall survive the termination of this LOI.

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If the foregoing proposal is acceptable to you, please execute this LOI at the place indicated below.

Dated: March 9, 2011.

RESOURCE ACQUISITION GROUP, INC.

By: s/ Soledad Bayazit
Name: Soledad Bayazit
Title: Chief Executive Officer

TOO “STAUT RESTAURANTS HOLDING”

By: s/ Aygerim S. Nartaeva
Name: Aygerim S. Nartaeva
Title: Director